                                                                    EXHIBIT 99.0

                    DIVALL INSURED INCOME PROPERTIES 2, L.P.

                                 QUARTERLY NEWS

  A publication of The Provo Group, Inc.                      FIRST QUARTER 2003

                                                                  May 15, 2003

Dear Limited Partner:

In our last quarterly newsletter, we mentioned 5 problematic properties (out of 27). We have made significant progress in resolving all of these situations. The current status of those issues three months later are as follows:

PROPERTY                LAST QUARTER'S STATUS     CURRENT STATUS
----------              ---------------------     --------------
Hardee's                Sale pending. Hoped to    Sold effective April 18, 2003.
(S. Milwaukee, WI)      close in 1st quarter &    Will distribute proceeds
                        distribute 5/15/03.       8/15/03.

Hostetler's             Lease expired 12/31/02.   New lease signed with
(Des Moines, IA)                                  former sub-tenant. No
                                                  interruption in rent.

Mulberry Street Grill   Appeal pending.           Case settled.
(Phoenix, AZ)           Judgment escrowed.        Escrow released.

continued on page 2 ...

                             DISTRIBUTION HIGHLIGHTS

..    $510,000 total amount distributed for the First Quarter 2003 which is
     $377,000 lower than originally projected primarily because the sale of the
     S. Milwaukee property closed in the Second Quarter instead of the First Quarter as planned.

..    $11.02 per unit (approx.) for the First Quarter 2003.

..    The First Quarter distribution represents an approximate 9.3% annualized return from operations based on $22,035,447 (estimated net asset value as of 12/31/02).

..    $1,159 to $961 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (2/90) respectively. (Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities).

SEE INSIDE

   Bruce Provo's Investor Letter continued................................2
   New Leases & Sales.....................................................3
   Litigation Issues......................................................3
   Questions & Answers....................................................3

PAGE 2                          DIVALL 2                1Q03

continued from page 1 ...

PROPERTY                LAST QUARTER'S STATUS     CURRENT STATUS
----------              ---------------------     --------------

Fiesta Time             Denny's sub-tenant        Appeal dropped. Tenant
(Twin Falls, ID)        appealed to Idaho         vacated.  Property under
                        Supreme Court.            contract for sale for
                                                  $555,000. Closing scheduled
                                                  for third quarter.

Village Inn             Pursuing legal action     Lease executed with new
(Grand Forks, ND)       with former tenant who    tenant.  Continuing suit
                        stopped paying rent.      against former tenant for
                        Negotiating lease with    unpaid rent.
                        new tenant.

Please note that we will include a return of capital distribution of approximately $8.85 per unit from the South Milwaukee sale with the normal second quarter distribution from operations, payable August 15, 2003. We had hoped to make this distribution at May 15, 2003, but the sale did not close during the first quarter as planned.

We will be circulating our biennial consent to the Limited partners to determine whether you want to liquidate the Partnership or have it continue its operations. While we share your frustration with the delay in receiving your Schedule K-1 this year (which was due to a nonrecurring change in accounting firms), we believe a liquidation would not be in the partners' best interests because it would involve the premature sale of a pool of assets which are generating an exemplary return, particularly when viewed in the context of the current low interest rates available from alternative investment options.

Due to the demise of our auditing firm, Arthur Andersen, and the aftermath of the Enron debacle; we were forced to retain new auditors. We chose Deloitte Touche, a respected international firm, but we have been frustrated with the execution and timeliness of the initial audit. Although we cooperated with them in every way and responded to all their information requests in a timely manner, they failed to meet agreed upon deadlines for both financial and tax reporting resulting in the Schedule K-1 delays as well as late SEC filings.

In retrospect when the Arthur Andersen firm was going out of business, Deloitte Touche and the other major accounting firms seemed to take on more work than they could handle. Due to the heightened scrutiny placed on financial reporting (which we believe is warranted), the auditors "chain of command" has been extremely cautious in signing off on their audits of new clients. In fact, it was reported that more than 2,200 companies filed for automatic extensions of time for the filing of their annual 10-K with the SEC. It has been estimated that 80% of these extensions were formerly Arthur Andersen clients.

We believe Deloitte Touche has gained familiarity and confidence in our accounting records, which should facilitate smooth and timely reporting for the current year.

Sincerely,
Bruce Provo

PAGE 3                          DIVALL 2                1Q03

                               PROPERTY HIGHLIGHTS

NEW LEASES & SALES

..    Former Hardee's (S. Milwaukee, WI). The sale with QSRE, L.L.C. (operator of
     Pizza Hut, Taco Bell and KFC) for a purchase price of $450,000 closed on April 18, 2003. The net sales proceeds will be distributed with the August 15, 2003 distribution.

..    Hostetler's (Des Moines, IA). There was a new five year lease signed with
     Daytona's effective March 1, 2003, for an annual rent of $60,000. This tenant paid holdover rent during the months of January and February 2003.

..    Former Village Inn (Grand Forks, ND). We have been successful in finding a new tenant. A new lease has been executed with Panda Buffet, Inc. This store will be operated as a Chinese buffet and will commence paying an annual rent of $32,500 effective July 1, 2003. The fixed rent will increase annually.

LITIGATION ISSUES

..    Village Inn (Grand Forks, ND). This tenant vacated the property and ceased paying rent, although the Lease does not expire until November 2009. The defendant clearly defaulted on the terms of the Lease when they vacated the premises and ceased paying rent prior to the expiration date of the Lease. Our trial date has been set for May 13, 2003.

..    Popeye's (Park Forest, IL) This tenant was delinquent at March 31, 2003 in the amount of $154,831. The delinquent amount represents 2001 and 2002 percentage rents as well as the related late fees. Although this tenant is in default they remain current with their fixed rent. We are actively pursuing the collection of the past due balance. Our next court date is May 8, 2003.

                               QUESTIONS & ANSWERS

..    When can I expect my next distribution mailing?
     Your distribution correspondence for the Second Quarter of 2003 is scheduled to be mailed on August 15, 2003.

..    If I have questions or comments, how can I reach your office?

     MAIL:          Investor Relations, 101 W. 11th Street, Suite 1110
                    Kansas City, MO  64105
     PHONE:         800-547-7686 OR (816) 421-7444 EXTENSION 224
     FAX:           (816) 221-2130
     E-MAIL:        mevans@theprovogroup.com

                    DIVALI INSURED INCOME PROPERTIES 2 L.P.

                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
                 FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2003

                                                                         PROJECTED          ACTUAL          VARIANCE
                                                                       --------------   --------------   --------------
                                                                            1ST              1ST
                                                                          QUARTER          QUARTER           BETTER
                                                                         03/31/2003       03/31/2003         (WORSE)
                                                                       --------------   --------------   --------------
OPERATING REVENUES
  Rental Income                                                        $      471,889   $      523,407   $       51,518
  Interest Income                                                               4,500            3,108            (1,392)
  Other Income                                                                      0            1,470            1,470
                                                                       --------------   --------------   --------------
TOTAL OPERATING REVENUES                                               $      476,389   $      527,985   $       51,596
                                                                       --------------   --------------   --------------
OPERATING EXPENSES
  Insurance                                                            $        8,685   $       19,437   $      (10,752)
  Management fees                                                              50,253           50,130              123
  Overhead allowance                                                            4,056            4,049                7
  Advisory Board                                                                3,989            3,653              336
  Administrative                                                               18,210           11,299            6,911
  Professional Services                                                        16,300           16,220               80
  Auditing                                                                     78,000           78,000                0
  Legal                                                                        12,000           37,486          (25,486)
  Property Expenses                                                             6,250           38,930          (32,680)
                                                                       --------------   --------------   --------------
TOTAL OPERATING EXPENSES                                               $      197,743   $      259,202   $      (61,459)
                                                                       --------------   --------------   --------------
INVESTIGATION AND RESTORATION EXPENSES                                 $            0   $           53   $          (53)
                                                                       --------------   --------------   --------------
NON-OPEARTING EXPENSES
  Uncollectible Receivable                                             $       26,746   $       18,696   $        8,050
  Depreciation                                                                 76,659           75,961              698
  Amortization                                                                  3,990            4,331             (341)
  Commission on Sale of Property                                               27,000                0           27,000
  Loss on Sale of Property                                                      4,936                0            4,936
  Settlement Expense                                                                0           22,134          (22,134)
                                                                       --------------   --------------   --------------
TOTAL NON-OPERATING EXPENSES                                           $      139,331   $      121,121   $       18,210
                                                                       --------------   --------------   --------------
TOTAL EXPENSES                                                         $      337,074   $      380,377   $      (43,303)
                                                                       --------------   --------------   --------------
NET INCOME                                                             $      139,315   $      147,608   $        8,293

                                                                                                            VARIANCE
                                                                                                         --------------
OPERATING CASH RECONCILIATION:
  Depreciation and amortization                                                80,649           80,291             (358)
  Recovery of amounts previously written off                                        0           (1,335)          (1,335)
  Loss on sale of asset                                                         4,936                0           (4,936)
  (Increase) Decrease in current assets                                       238,044          533,888          295,844
  (Increase) (Decrease) in current liabilities                                (32,939)        (236,771)        (203,832)
  (Increase) Decrease in cash reserved for payables                            32,382          143,315          110,933
  Current cash flows advanced from (reserved for) future distributions        (18,400)        (123,000)        (104,600)
                                                                       --------------   --------------   --------------
Net Cash Provided From Operating Activities                            $      443,980   $      543,996   $      100,009
                                                                       --------------   --------------   --------------
CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
  Indemnification Trust (Interest earnings reinvested)                         (1,500)          (1,193)             307
  Leasing Commissions paid                                                          0          (31,920)         (31,920)
  Net sale proceeds from sale of property                                     445,000                0         (445,000)
  Recovery of amounts previously written off                                        0            1,335            1,335
                                                                       --------------   --------------   --------------
Net Cash (used In) From Investing and Financing Activities             $      443,500   $      (31,778)  $     (475,278)
                                                                       --------------   --------------   --------------
Total Cash Flow For Quarter                                            $      887,488   $      512,218   $     (375,269)

Cash Balance Beginning of Period                                            1,364,690        1,369,248            4,558
Less 4th quarter distributions paid 2/03                                   (1,055,000)      (1,055,000)               0
Change in cash reserved for payables or future distributions                  (13,982)         (20,315)          (6,333)
                                                                       --------------   --------------   --------------
Cash Balance End of Period                                             $    1,183,196   $      806,151   $     (377,044)

Cash reserved for 1st quarter L.P. distributions                             (887,000)        (510,000)         377,000
Cash reserved for payment of accrued expenses                                (225,133)        (118,421)         106,712
Cash advanced from (reserved for) future distributions                        (18,400)        (123,000)        (104,600)
                                                                       --------------   --------------   --------------
Unrestricted Cash Balance End of Period                                $       52,663   $       54,730   $        2,068
                                                                       ==============   ==============   ==============

                                                                         PROJECTED          ACTUAL          VARIANCE
                                                                       --------------   --------------   --------------
*  Quarterly Distribution Mailing Date                                 $      887,000   $      510,000   $     (377,000)
                                                                       05/15/2003       (enclosed)                    -

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES

                      DIVALL INSURED INCOME PROPERTIES 2 LP
                              2003 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO                           (Note 1)

                                                     REAL ESTATE                            EQUIPMENT
                                            ---------------------------    -------------------------------------------
                                                        ANNUAL                LEASE                   ANNUAL
                                                         BASE       %      EXPIRATION                 LEASE       %
CONCEPT                       LOCATION         COST      RENT     YIELD       DATE         COST      RECEIPTS   RETURN
-----------------------   ---------------   ---------   -------   -----    ----------    --------    --------   ------
APPLEBEE'S                COLUMBUS, OH      1,059,463   135,780   12.82%                   84,500           0     0.00%
BLOCKBUSTER               OGDEN, UT           646,425   104,500   16.17%
DENNY'S                   PHOENIX, AZ         972,726    65,030    6.68%                  183,239           0     0.00%
CHINESE SUPER BUFFET      PHOENIX, AZ         865,900    64,371    7.43%                  221,237           0     0.00%
VACANT (8)                TWIN FALLS, ID      699,032         0    0.00%                  190,000           0     0.00%
VACANT (6)                SMILWAUKEE, WI      808,032         0    0.00%
HARDEE'S (3)              POND DU LAC, WI     849,767    88,000   10.36%           (2)    290,469           0     0.00%
HOOTER'S (3)              R. HILLS, TX      1,246,719    95,000    7.62%
DAYTONA'S BAR AND
 GRILL(7)                 DES MOINES, IA      845,000    60,000    7.10%
KFC                       SANTA FE, NM        451,230    60,000   13.30%                   52,813           0     0.00%
MIAMI SUBS (9)            PALM BEACH, FL      743,625    55,000    7.40%

                                                       TOTALS
                                            -----------------------------
                                                         ANNUAL
CONCEPTS                      LOCATION         COST     RECEIPTS   RETURN
-----------------------   ---------------   ---------   --------   ------
APPLEBEE'S                COLUMBUS, OH      1,143,965    135,780    11.87%
BLOCKBUSTER               OGDEN, UT           646,425    104,500    16.17%
DENNY'S                   PHOENIX, AZ       1,155,965     65,000     5.62%
CHINESE SUPER BUFFET      PHOENIX, AZ       1,087,137     64,371     5.92%
VACANT (8)                TWIN FALLS, ID      889,032          0     0.00%
VACANT (6)                SMILWAUKEE, WI      808,032          0     0.00%
HARDEE'S (3)              POND DU LAC, WI   1,140,236     88,000     7.72%
HOOTER'S (3)              R. HILLS, TX      1,246,719     95,000     7.62%
DAYTONA'S BAR AND
 GRILL(7)                 DES MOINES, IA      897,813     60,000     6.68%
KFC                       SANTA FE, NM        451 230     60,000    13.30%
MIAMI SUBS (9)            PALM BEACH, FL      743,625     55,000     7.40%

Note 1: This property summary includes only property and equipment held by the Partnership during 2003.

        2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratram leases in November 1996.

        3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.

        4: Village Inn vacated the property in February 2002; however, Village Inn has continued to be charged monthly rent as the lease was not terminated. The property was leased to a new tenant, Panda Buffet, in February 2003 with rent to commence in July 2003. Management has pursued legal measures and holds Village from liable for the difference between Panda Buffet's rent end its monthly rent until a lease termination agreement is executed. For the above purposes only the Panda Buffet rent is shown for 2003.

        5: Omega Restaurant obtained possession of the property in August 2002 and rent commenced on January 2003.

        6: A contract was executed in the Fourth Quarter of 2002 for the sale of the property in the First Quarter of 2003 at a sale price of $450,000.

        7: Hickory Park's lease expired on December 31,2002;however, Management executed a 5 year lease directly with the subtenant, Daytona's Bar and Grill.

        8: The Partnership received $30,000 in past rent upon eviction of Fiesta time from the property in February 2003. Management executed a contract to sell the property in the Third Quarter of 2003 for $555,000.

        9: Although the property continue to operate as a Miami Subs restaurants a new lease was executed in the Fourth Quarter of 2003.

PROJECTIONS FOR
DISCUSSION PURPOSES

                      DIVALL INSURED INCOME PROPERTIES 2 LP
                              2002 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO                           (Note 1)

                                                      REAL ESTATE                             EQUIPMENT
                                            -----------------------------    --------------------------------------------
                                                          ANNUAL                LEASE                    ANNUAL
                                                           BASE       %      EXPIRATION                  LEASE       %
CONCEPT                       LOCATION         COST        RENT     YIELD       DATE          COST      RECEIPTS   RETURN
-----------------------   ---------------   ----------    -------   -----    ----------    ---------    --------   ------
OMEGA RESTAURANT(5)       MILWAUKEE, WI      1,010,045     88,234    8.74%                   260,000           0     0.00%
   "                           "                                                             158.938           0     0.00%
   "                           "                                                             780,000           0     0.00%

POPEYES                   PARK FOREST, IL      580,938     77,280   13.30%

SUNRISE PRESCHOOL         PHOENIX, AZ        1,084,503    123,318   11.37%                    79,219           0     0.00%
                                                                                              19,610           0     0.00%
PANDA BUFFET
(FORMERLY VILLAGE INN)(4) GRAND FORKS, ND      739,375     18,958    2.56%

WENDY'S                   AIKEN SC             633,750     90,480   14.28%
WENDY'S                   CHARLESTON, SC       580,938     77,280   13.30%
WENDY'S                   N. AUGUSTA, SC       660,156     87,780   13.30%
WENDY'S                   AUGUSTA, GA          728,813     96,780   13.28%
WENDY'S                   CHARLESTON, SC       596,281     76,920   12.89%
WENDY'S                   AIKEN, SC            726,344     96,780   12.47%
WENDY'S                   AUGUSTA, GA          649,594     86,160   13.26%
WENDY'S                   CHARLESTON, SC       528,125     70,200   13.29%
WENDY'S                   MT. PLEASANT, SC     580,938     77,280   13.30%
WENDY'S                   MARTINEZ, GA         633,250     84,120   13.27%
                                            ----------  ---------   -----                  ---------    --------   ------
PORTFOLIO TOTALS                            18,971,971  1,879,211    9.91%                 2,312,428           0     0.00%
                                            ----------  ---------   -----                  ---------    --------   ------

                                                         TOTALS
                                            -------------------------------
                                                           ANNUAL
CONCEPTS                      LOCATION          COST      RECEIPTS   RETURN
-----------------------   ---------------   ----------    --------   ------

OMEGA RESTAURANT(5)       MILWAUKEE, WI      1,421,933      88,234     6.20%
   "                           "
   "                           "               780,000           0     0.00%

POPEYES                   PARK FOREST, IL      580,938      77,280    13.30%

SUNRISE PRESCHOOL         PHOENIX, AZ        1,182,735     123,318    10.43%

PANDA BUFFET
(FORMERLY VILLAGE INN)(4) GRAND FORKS, ND      739,375      18,958     2.56%

WENDY'S                   AIKEN SC             633,750      90,480    14.28%
WENDY'S                   CHARLESTON, SC       580,938      77,280    13.30%
WENDY'S                   N. AUGUSTA, SC       660,156      87,280    13.30%
WENDY'S                   AUGUSTA, GA          728,813      96,280    13.28%
WENDY'S                   CHARLESTON, SC       596,781      76,920    12.89%
WENDY'S                   AIKEN, SC            776,344      96,780    12.47%
WENDY'S                   AUGUSTA, GA          649,594      86,160    13.26%
WENDY'S                   CHARLESTON, SC       528,125      70,200    13.29%
WENDY'S                   MT. PLEASANT, SC     580,938      77,280    13.30%
WENDY'S                   MARTINEZ, GA         633,750      84,120    13.27%
                                            ----------  ----------  -------
PORTFOLIO TOTALS                            21,284,399   1,879,221     8.83%
                                            ----------  ----------  -------

Note 1: This property summary includes only property and equipment held by the Partnership during 2003.

        2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratram lease in November 1996.

        3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that started in the original leases.

        4: Village Inn vacated the property in February 2002; however, Village Inn has continued to be charged monthly rent as the lease was not terminated. The property was leased to a new tenant, Panda Buffet in February 2003 with rent to commence in July 2003. Management has pursued legal measures and holds Village Inn liable for the difference between Panda Buffet's rent and its monthly rent until a lease termination agreement is executed. For the above purposes only the Panda Buffet rent is shown for 2003.

        5: Omega Restaurant obtained possession of the property in August 2002 and rent commenced in January 2003.

        6: A contract was executed in the Fourth Quarter of 2002 for the sale of the property in the First Quarter of 2003 at a sale price of $ 450,000.

        7: Hickory Park's lease expired on December 31,2002; however, Management executed a 5 year lease directly with the subtenant, Daytona's Bar and Grill.

        8: The Partnership received $30,000 in past rent upon eviction of Fiests Time from the property in February 2003. Management executed a contract to sell the property in the Third Quarter of 2003 for $555,000.

        9: Although the property continues to operate as a Miami Subs restaurant a new lease was executed in the Fourth Quarter of 2003.

                                                                     Page 2 of 2